Exhibit 10.4

SECOND AMENDMENT

TO THE

SECOND AMENDED & RESTATED VROOM, INC. 2014 EQUITY INCENTIVE PLAN

This Second Amendment (the “Amendment”) to the Second Amended and Restated  Vroom, Inc. 2014 Equity Incentive Plan (the “Plan”) is effective as of March 25, 2019.

Whereas, Section 13 of the Plan provides that the Board of Directors (the “Board”) of Vroom, Inc. (the “Company”) may amend the Plan.

Whereas, the Board has approved accelerated vesting of all Options granted under the Plan (including those Options granted prior to the date of this Amendment) such that the Options granted to a Participant will be fully vested in the event of the Participant’s termination of Continuous Service by the Company without Cause or by the Participant for Good Reason, in each case, during the twelve (12)-month period following a Change of Control.

Whereas, the Board has approved the amendments to the Plan set forth herein.

Now, Therefore,

1.   Section 2 of the Plan is hereby amended and restated by including the following defined terms:

“Cause” means (A) with respect to an Employee or a Consultant: (i) the Participant’s disregard of his or her duties or failure to act, where such action would be in the ordinary course of the Participant’s duties, (ii) the material failure by the Participant to observe Company policies and/or policies of Affiliates of the Company generally applicable to employees of the Company and/or its Affiliates, including, without limitation, policies relating to anti-harassment, (iii) gross negligence or willful misconduct by the Participant in the performance of his or her duties, (iv) the commission by the Participant of any act of fraud, theft, financial dishonesty or self-dealing with respect to the Company or any of its Affiliates, or any felony or criminal act involving moral turpitude, (v) any breach by the Participant of the provisions of any confidentiality, non-competition or non-solicitation agreement between the Participant and the Company or any Affiliate, or any other agreement or contract with the Company, any of its Affiliates, (vi) chronic absenteeism, (vii) alcohol or other substance abuse that impairs the Participant’s ability to perform his or her duties, or (viii) the commission of any violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) by the Participant; or (B) with respect to a non-employee director means a determination by a majority of the disinterested board members that the non-employee director has been engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct; (iii) false or fraudulent misrepresentation inducing director’s appointment; (iv) willful conversion of corporate funds; (v) material breach of an obligation to make full disclosure; (vi) gross incompetence; (vii) gross inefficiency; (viii) acts of moral turpitude; or (ix) repeated failure to participate (either by telephone or in person) in board meetings on a regular basis despite having received proper notice of the meetings at least 48 hours in advance thereof.

“Good Reason” means any of the following events, in each case, without the Participant’s consent:  (A) a reduction in the Participant’s Base Salary or a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction, other than a general across-the-board reduction as a result of an economic or strategic measure that affects all similarly situated employees in substantially the same proportions, (B) a relocation of the Participant’s principal place of employment by more than 30 miles from both the Participant’s principal place of employment and principal residence, (C) a material adverse change to the Participant’s title, authority, reporting structure, duties or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated), or (D) the Company’s failure to obtain an agreement from any successor to the Company to assume or replace (with consistent vesting and other material terms) a Participant’s Stock Award in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.  Notwithstanding the foregoing, a termination of employment by the Participant for Good Reason shall not occur unless the Participant provides to the Company written notice stating in reasonable detail the basis for termination and an opportunity of thirty (30) days in duration to cure such basis for termination  and the Participant terminates his or her employment within ninety (90) days following the initial occurrence of the existence of such basis for termination.

2.   Section 12(c) of the Plan is hereby amended and restated in its entirety to read as follows:

In the event of a Change of Control, the Committee shall take one of the following actions, to the extent determined by the Committee to be permitted under Section 409A of the Code: (i) provide that any outstanding Stock Awards then held by Participants which are unvested or subject to lapse restrictions may, in whole or in part, automatically be deemed vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control, (ii) cancel any Stock Award in exchange for an amount of cash (or other property that is received by the stockholders of the Company as consideration in such change of control transaction) with a value equal to the amount that could have been obtained upon the exercise or settlement of, or realization of the Participant’s rights under, such Stock Award (assuming that the entire Stock Award was vested immediately prior to the Change of Control), provided that if the amount that could have been obtained upon the exercise or settlement of or realization of the Participant’s rights under such Stock Award (assuming that the entire Stock Award was vested immediately prior to the Change of Control), in any case, is equal to or less than zero, then the Stock Award may be canceled without payment; (iii) provide for the issuance of substitute awards to acquire equity of the acquiring entity or an Affiliate thereof that will preserve in no less favorable a manner the otherwise applicable terms of any outstanding Stock Award previously granted hereunder, as determined by the Committee in its sole discretion; (iv) provide that for a period of at least ten business days prior to the Change of Control, any Options and/or stock appreciation rights shall be exercisable as to all shares of Common Stock subject thereto and that upon the occurrence of the Change of Control, such Options and/or stock appreciation rights shall terminate and be of no further force and effect; and/or (v) continue the Stock Awards on their same terms.  For the avoidance of doubt, the Committee may treat individual Participants and Stock Awards (or portions thereof) differently under this Section 12(c).  In the event of a Change of Control pursuant to which no substantial portion of the assets or business remains with the Company or an Affiliate (e.g., upon a sale of substantially all of the assets), the Committee shall take one or more of the actions set forth in clauses (i) through (iv) above (provided that any action taken pursuant to clause (i) above shall provide for vesting in full, not in part).  For purposes of the Plan, “Change of Control” shall mean the first to occur of any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) effecting: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, or (iii) a transfer of more than fifty percent (50%) of the Company’s outstanding voting power; provided, that, in the case of any of clauses (i), (ii) or (iii), no Change of Control shall have occurred if the shareholders of the Company immediately prior to such transaction(s) own at least fifty percent (50%) of the outstanding voting power of the acquiring person or entity, or group of affiliated persons or entities, or the surviving entity or its parent, as the case may be, following such transaction(s).

2.Section 12 of the Plan is hereby amended by adding the following subsection (e) to the end thereof:

(e)Notwithstanding any provision of the Plan to the contrary (including, without limitation, Section 12(c) above), in the event of a Participant’s termination of Continuous Service by the Company or an Affiliate without Cause or by the Participant for Good Reason, in each case, during the twelve (12)-month period following a Change of Control, then the vesting of all Options held by such Participant shall be accelerated in full.

3.   Except as otherwise specially provided herein, the Plan shall remain in full force and effect.